UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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DIGIMARC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DIGIMARC CORPORATION
9405 S.W. Gemini Drive
Beaverton, Oregon 97008

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2005

To the Stockholders of Digimarc Corporation:

Notice is hereby given that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Digimarc Corporation, a Delaware corporation (the “Company”), will be held on Thursday, May 12, 2005 at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, at 9:00 a.m., local time. The purposes of the Annual Meeting will be:

1.      Election of Directors.   To elect three Class III directors, to hold office until the 2008 Annual Meeting of Stockholders or until their successors are elected and qualified (Proposal No. 1);

2.      Ratification of Appointment of Independent Auditors.   To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2005 (Proposal No. 2);

3.      Other Business.   To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on March 14, 2004 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

Whether or not you expect to attend the Annual Meeting in person, we urge you to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

By Order of the Board of Directors,

Bruce Davis
Chairman of the Board of Directors and Chief Executive Officer
Beaverton, Oregon
April 15, 2005

DIGIMARC CORPORATION

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF STOCKHOLDERS

General Information

This Proxy Statement is being furnished to the stockholders of Digimarc Corporation (the “Company” or “Digimarc” or “we” or “our”), a Delaware corporation, on or about April 15, 2005, in connection with the solicitation by the Company through its Board of Directors (the “Board of Directors”) of proxies for use in voting at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on Thursday, May 12, 2005, at 9:00 a.m., local time, at the headquarters of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting by the proxies elected thereby.

The close of business on March 14, 2005 has been fixed as the record date (the “Record Date”) for determining the holders of shares of the Company’s common stock, $0.001 par value per share, entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 20,723,429 shares of common stock outstanding and entitled to vote at the Annual Meeting.

Each outstanding share of common stock on the Record Date is entitled to one vote on all matters. The required quorum for the Annual Meeting is a majority of the shares outstanding, present either in person or by proxy, on the Record Date. There must be a quorum for the Annual Meeting to be held. Our Inspector of Elections will tabulate votes cast in person at the Annual Meeting.

Revocability of Proxy

You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

•       delivering to the Company (to the attention of Robert P. Chamness, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or

•       attending the Annual Meeting and voting in person.

Solicitation

The cost of soliciting proxies will be borne by the Company. Besides this solicitation by mail, our directors, officers and other employees may solicit proxies. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse such persons and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We may also retain the services of a proxy solicitation, information agent and/or mailing service to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries, for which the Company would not pay more than $10,000.

Voting Procedures

•       Directors are elected by a plurality of the votes cast, provided a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting.

•       The ratification of the appointment of the independent auditors of the Company for the fiscal year ending December 31, 2005 will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting.

•       Abstentions are shares that abstain from voting on a particular matter. Under the General Corporation Law of the State of Delaware, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting.

•       Abstentions have no effect on Proposal No. 1. Because abstentions will be included in tabulations of the shares entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal No. 2.

•       Broker non-votes are shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter. Under the General Corporation Law of the State of Delaware, broker non-votes effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting. Broker non-votes have no effect on Proposal No. 1 or Proposal No. 2.

Principal Executive Offices of Digimarc

Digimarc Corporation’s principal executive offices are located at 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

ELECTION OF DIRECTORS
(Proposal No. 1)

At the Annual Meeting, three directors are to be elected to serve for a term of three years and until their successors are elected and qualified, or until the death, resignation or removal of such director. Proxies will be voted for the election of each of the nominees named below as director unless the authority to vote for the nominee is withheld. Mr. Davis, Mr. Grossi and Mr. Richardson have indicated that each of them is able and willing to serve if elected. In the event, however, that any nominee is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. If Mr. Davis, Mr. Grossi or Mr. Richardson should become unavailable prior to the election, the Board of Directors may recommend another person, and Bruce Davis and Michael McConnell, in their capacity as proxy holders, will vote for such person.

The Company’s Amended and Restated Bylaws, as amended, authorize the number of directors to be not less than five and not more than eleven. The number of directors is currently fixed at nine, and there are two vacancies. These vacancies are the result of the resignations of Geoffrey Rhoads, in June, 2003, and William A. Krepick, in March, 2004. Mr. Rhoads resigned as a director and executive officer in order to pursue other business interests. Mr. Krepick resigned as a director in order to dedicate more time to his growing responsibilities and increasing demands as CEO and a director of Macrovision Corporation. The nominating committee of the Board of Directors is actively searching for director candidates to fill these vacancies. No director of the Company has resigned or declined to stand for re-election to the Board of Directors because of disagreements with the Company on any matters relating to the Company’s operations, policies or practices since the date of the last meeting of the stockholders.

Our Board of Directors is divided into three classes, Class I, Class II and Class III. One class of directors will be elected each year for a three-year term and until their successors are selected and qualified or until their earlier resignation or removal. Mr. Van Luijt and Mr. Roth, as Class I directors, will serve until the Company’s 2006 annual meeting of stockholders; Mr. Monego and Mr. Smith, as Class II directors, will serve until the Company’s 2007 annual meeting of stockholders; Mr. Davis, Mr. Grossi and Mr. Richardson, as Class III directors, are up for election at this Annual Meeting.

	Age	Director Since	Expiration of Term
Nominees:
Bruce Davis	52	1997	2008
Brian J. Grossi	54	1996	2008
James T. Richardson	57	2003	2008
Continuing Directors:
Alty van Luijt	53	2000	2006
Jim Roth	68	2003	2006
Philip J. Monego, Sr.	57	1996	2007
Peter W. Smith	72	2000	2007

Class III Directors Nominees

Bruce Davis has served as our Chief Executive Officer since December 1997. He also has been our chairman of the Board of Directors since May 2002 and a director since December 1997. He also was our President from December 1997 through May 2001. Prior to joining us, Mr. Davis served as president of Titan Broadband Communications, a provider of information technology and satellite communications systems and services, from April 1997 to December 1997. Prior to that, Mr. Davis served as president of Prevue Networks, Inc., a supplier of electronic program guides and program promotion services for the cable and satellite television markets, from July 1996 to February 1997. Prior to that, Mr. Davis founded and served as president of TV Guide On Screen (which later merged with Prevue Networks, Inc. and is now part of Gemstar TV Guide International), a joint venture of News Corporation and TCI (now part of Comcast) which supplied electronic program guides and navigational software for the cable television market, from January 1993 to July 1996. Mr. Davis received a B.S. in accounting and psychology and an M.A. in criminal justice from the State University of New York at Albany, and a J.D. from Columbia University.

Brian J. Grossi  has served as one of our directors since July 1996, when he led the first professional investment round in the Company. In 1994, Mr. Grossi co-founded AVI Capital, a venture capital firm specializing in high-technology companies. From 1982 to 1992, Mr. Grossi was a co-founding general partner with Alpha Partners, an early-stage venture capital firm in Silicon Valley. From 1976 to 1982, he worked at the Stanford Research Institute as a research engineer and project leader. From 1973 to 1976, he worked at Hewlett Packard HPA and HP Labs as a design engineer. Mr. Grossi received a B.S. with Distinction and an M.S. in mechanical engineering from Stanford University.

James T. Richardson  was elected to our Board of Directors in March 2003. Mr. Richardson is a director of and consultant to companies in the high-technology sector and has served as chief financial officer and chief administrative officer for five global technology companies ranging in size from $20 million to $300 million in annual revenue. Functional responsibilities have included controllership, treasury, corporate communications, operations, business development (mergers & acquisitions), information systems, human resources and legal affairs. His most recent executive post was as senior vice president and chief financial officer at WebTrends Corp., now a division of NetIQ (Nasdaq: NTIQ), from July 1998 to April 2001. Prior to that, he was senior vice president—corporate operations and chief financial officer at Network General Corporation (which has since merged with McAfee to form Network

Associates) from April 1994 to January 1998; vice president finance and administration and chief financial officer at Logic Modeling Corp. (which has since been acquired by Synopsys) from July 1992 to March 1994; vice president finance and administration and chief financial officer at Advanced Logic Research, Inc. (which has since been acquired by Gateway) from November 1989 to July 1992; and similar posts in finance. Mr. Richardson currently serves as a member of the Boards of Directors for three other companies, including FEI Company (Nasdaq: FEIC) (audit committee chair), Plumtree Software (Nasdaq: PLUM) (compensation committee chair, audit committee member), and Tripwire, a Portland, Oregon-based network security company (audit committee chair). Mr. Richardson received a B.A. in finance and accounting from Lewis and Clark College, an M.B.A. from the University of Portland, and a J.D. from the Lewis and Clark Law School. He graduated from Stanford Directors’ College in 2001 and is both a C.P.A. and attorney in Oregon.

Continuing Class I Directors

Alty van Luijt was originally selected by Koninklijke Philips Electronics N. V. (“Philips”) and elected to our Board of Directors pursuant to a right granted to Philips as part of our private placement transaction Digimarc entered with Philips in 2000. Philips’ right to designate a board representative expired after three years, and Mr. van Luijt was reelected by the stockholders in 2003 independent of the rights agreement. Currently, Mr. van Luijt is the senior vice president for business development with Philips Corporate Technologies, part of the technology cluster in Royal Philips Electronics, which remains a significant stockholder in the Company. He had a similar position as senior vice president for strategy and business development with Philips Corporate Research from April 2000 until January 2004, and was senior vice president for Philips Digital Networks from May 1999 through April 2000. He has held various positions within Philips since 1977, mainly in innovative business initiatives in the digital field. Mr. van Luijt holds an M.S. in electronics from Eindhoven University of Technology in the Netherlands.

Jim Roth  was elected to our Board of Directors in February 2003. Mr. Roth is a retired corporate executive with forty-five year’s experience in the aerospace, defense and several related high technology sectors. He currently serves as a director for Titan Corporation (NYSE: TTN) (a provider of systems solutions and services to the U.S. Department of Defense, intelligence agencies and other government clients) and EDO Corporation (NYSE: EDO) (an engineered defense products company). Past directorships include membership on the Board of Directors of Sure Beam Corporation (Nasdaq: SURE). Mr. Roth retired in 1998 as President and CEO of GRC International Inc., positions that he held since 1992, and where he also served as chairman of the Board of Directors of the corporation in 1997. GRC International Inc., formerly a publicly traded (NYSE) professional services company serving an array of government and private-sector clients with the majority of its revenues derived from the military, space and classified communities, was acquired by AT&T subsequent to Mr. Roth’s retirement. Mr. Roth joined GRC International Inc. (then General Research Corporation) in 1974 as the director of Los Angeles operations. Prior to his retirement, Mr. Roth also served on the President’s Council of Competitiveness, as director of the Northern VA Technology Council and the Professional Services Council and as an advisor for the Engineering College at the University of California at Santa Barbara. Mr. Roth received a B.S. in electrical engineering from the University of Toledo and an M.S. in electrical engineering from the University of Akron.

Continuing Class II Directors

Philip J. Monego, Sr. was our chairman of the Board of Directors from 1996 to May 2002. Mr. Monego is the managing partner of Technology Perspectives. He was a founder, chief executive officer and chairman of the Board of Directors of Voquette, Inc., an enterprise content management software company from May 1999 to August 2002, at which time Voquette, Inc. was merged with Protégé Group, Ltd. to a create a new entity, Semagix Group, Ltd., for which Mr. Monego served as non-executive chairman of the board until October 2003. Prior to that, Mr. Monego was co-founder, president and chief executive officer of NetChannel, Inc., an Internet information delivery service, from May 1996 to June 1998. Prior to that, Mr. Monego was interim president and chief executive officer of Yahoo! Corporation from April 1995 to September 1995. During his over 30 years in the information technology industry, Mr. Monego has been a founder, CEO, senior executive and investor in more than two dozen companies. As the president and founder of Technology Perspectives, a Strategic Management Consulting Firm, started in 1987, he has served as a strategic advisor to chief executives for some of the world’s largest information technology and media companies. He is the Managing Partner of Technology Perspectives Partners, LLC a private equity investment fund focused on early stage technology companies and a venture partner in the Media Technology Venture family of funds. He is chairman of the Board of Directors of Mediabolic, Inc. a digital media networking company and a director on the Board of Directors of Café Press, Inc. Mr. Monego earned a B.A. in management from LaSalle University in 1972.

Peter W. Smith was elected to our Board of Directors in April 2000. Mr. Smith is currently retired. Most recently, Mr. Smith served as president of News Technology for News America from January 1998 to February 2000. In that capacity, he coordinated technology throughout News Corporation and served as a technology advisor to its Board of Directors. From January 1996 to January 1998, Mr. Smith served as its executive vice president, television. Prior to that, Mr. Smith held the position of director, technology, for News International (UK). Both News Technology and News International (UK) are News Corporation companies. Mr. Smith received a B.E. and B.Sc. from the University of Sydney, with first class honors.

Determination of Independence

The Board of Directors has determined that each of Philip J. Monego, Sr., Brian J. Grossi, Peter W. Smith, James T. Richardson and Jim Roth, collectively representing a majority of the members of the Board of Directors of the Company, are “independent” as such term is defined by Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

The Board of Directors Recommends a Vote FOR the Election of each of the Nominees Named Above.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(Proposal No. 2)

The audit committee of the Board of Directors has appointed KPMG LLP as the Company’s independent auditors to audit the Company’s consolidated financial statements for the year ending December 31, 2005. If the stockholders do not ratify the selection of KPMG LLP as the Company’s independent auditors, the audit committee will reconsider the appointment. A representative of KPMG LLP, which served as the Company’s auditors in 2004, is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and to make a statement if he or she desires to do so.

The Audit Committee and the Board of Directors Recommends a vote FOR the Ratification of KPMG LLP as Independent Auditors for the year ending December 31, 2005

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors.   During 2004, the Board of Directors met ten times. Each director attended at least 75% of the total number of regular and special Board of Directors meetings held during the period in which he was a director, except for Jim Roth and William Krepick. On average, director attendance was 92%.

The Board of Directors has an audit committee, a compensation committee, a nominating committee, and a corporate governance committee. Each director attended at least 75% of the total number of committee meetings of the Board of Directors on which he served during the period in which he was a director, except for Jim Roth. On average, director attendance was 89%.

The independent directors select one independent director as the lead director.  Such director serves in a lead capacity to coordinate the activities of the other non-employee directors of the Board and to perform such other duties and functions as directed by the Board from time to time.  James T. Richardson currently serves as the Board’s lead director.

Audit Committee.   Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, the Company has a separately-designated standing audit committee of the Board of Directors, consisting of Messrs. Richardson (chairman), Monego, Grossi, and Smith, which is responsible for overseeing the quality and integrity of the accounting, auditing, and financial reporting practices of the Company, the audits of the financial statements of the Company, and such other duties as directed by the Board of Directors. The audit committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged to prepare or issue an audit report on the financial statements of the Company or perform other audit, review or attest services for the Company. The audit committee met 14 times during 2004.

The Board of Directors adopted and approved the current charter for the audit committee in April 2003 to authorize expanded powers consistent with the provisions of the Sarbanes-Oxley Act of 2002. A copy of this charter was attached to the 2004 Proxy Statement as Exhibit A. The Board of Directors has determined that the audit committee has a formal written charter, that all four members of the audit committee meet the requirements for “independence” as set forth in Marketplace Rules 4200 and 4350(d) of the National Association of Securities Dealers, Inc.; that each of Philip J. Monego, Sr., Brian J. Grossi, Peter W. Smith and James T. Richardson has the requisite financial sophistication called for by Marketplace Rule 4350(d) of the National Association of Securities Dealers, Inc.; and that James T. Richardson has been designated as, and has the requisite attributes of, an “audit committee financial expert” in compliance with Item 401(h) of Regulation S-K.

Compensation Committee.   The compensation committee, consisting of Messrs. Grossi (chairman), Monego, and Roth, has been delegated responsibility for overseeing the compensation practices of the Company, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The compensation committee’s role includes a particular focus on the compensation of executive officers and non-employee directors of the Company and the administration of the stock incentive plans and significant employee benefit programs of the Company. The compensation committee met seven times during 2004.

The Board of Directors adopted and approved a charter for the compensation committee in July 2003 to clarify its roles and responsibilities. A copy of this charter was attached to the 2004 Proxy Statement as Exhibit B. The Board of Directors has determined that all members of the compensation committee are

(a) “independent” as that term is defined in Marketplace Rule 4200 of the National Association of Securities Dealers, Inc., (b) “non-employee directors” as that term is defined under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (c) “outside directors” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Nominating Committee.   The nominating committee, consisting of Messrs. Monego (chairman), Grossi, and Smith, has been delegated responsibility for optimizing the composition, competence and integrity of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The nominating committee’s role includes responsibility for development of the Board of Directors, including the need to attract and elect independent members of the Board of Directors with expertise in areas supportive of and consistent with the strategic initiatives of the Company. The nominating committee is directly responsible for identifying, screening and recruiting individuals qualified to become members of the Board of Directors. The nominating committee met two times during 2004.

The Board of Directors adopted and approved a charter for the nominating committee in July 2003 to clarify its roles and responsibilities. A copy of this charter was attached to the 2004 Proxy Statement as Exhibit C. The Board of Directors has determined that all members of the nominating committee are “independent” as that term is defined in Marketplace Rule 4200 of the National Association of Securities Dealers, Inc., and that the nominating committee has a formal written charter and a formal written policy addressing the nominating process (attached as an Exhibit to the Nominating Committee Charter attached to the 2004 Proxy Statement), each of which is available on the Company’s website at www.digimarc.com.

Pursuant to its written policy, the nominating committee encourages submission of and will consider nominees recommended by security holders. Written nominations for consideration by the nominating committee should be addressed to the nominating committee of the Company and mailed to the attention of Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Corporate Governance Committee.   The corporate governance committee, consisting of Messrs. Smith (chairman), Richardson, and Roth, has been delegated responsibility for overseeing the quality and integrity of the corporate governance practices of the Company, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The corporate governance committee’s role includes the review, monitoring, and general oversight regarding corporate policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. The corporate governance committee is directly responsible for oversight of the Company’s corporate and other compliance programs. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The corporate governance committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to the Company. The corporate governance committee also serves as our Qualified Legal Compliance Committee, established in response to the Sarbanes-Oxley Act of 2002. The corporate governance committee met five times during 2004.

The Board of Directors adopted and approved a charter for the corporate governance committee in July 2003, to establish its roles and responsibilities consistent with the provisions of the Sarbanes-Oxley Act of 2002. A copy of this charter was attached to the 2004 Proxy Statement as Exhibit D. The Board of Directors has determined that all members of the corporate governance committee are “independent” as that term is defined in Marketplace Rule 4200 of the National Association of Securities Dealers, Inc.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for their services as directors. During 2004, Mr. Davis was the only Director who was an employee of the Company. Directors who are not employees of the Company receive cash compensation and equity compensation as described below. All Directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service.

2004 Board Compensation.   Effective April 1, 2004, changes were made to both the equity and cash compensation structures for directors who are not employees of the Company. In consultation with Mellon Human Resources and Investor Solutions, a company that provides compensation consulting services, the compensation committee recommended, and the Board of Directors adopted, a compensation structure that places more emphasis on cash compensation and less emphasis on equity compensation.

Cash Compensation.   Effective April 1, 2004, directors who were not employees received an annual cash retainer of $15,000, paid on quarterly installments of $3,750. In addition, members of the audit committee received an annual cash retainer of $7,500, with the chair of the audit committee receiving an annual cash retainer of $15,000. Members of all other standing committees received an additional annual cash retainer of $3,750, with the chairs of such committees receiving annual cash retainers of $7,500. Effective July 1, 2004, the Board of Directors elected a lead director who received an additional annual cash retainer of $15,000, paid on quarterly installments of $3,750.

Prior to April 1, 2004, directors who were not employees of the Company received an annual cash retainer but no additional cash retainer for service on standing committees. The annual cash retainer was $15,000, paid in quarterly installments of $3,750. The chair of the audit committee received an additional annual retainer of $10,000, paid in quarterly installments of $2,500. These amounts were paid in arrears, on or before the meeting of the Board of Directors called to review the quarter for which the payment was applicable.

Equity Compensation.   The 1999 Non-Employee Director Option Program, as amended, establishes an automatic option grant program for the grant of awards to our non-employee directors. Under this program, each non-employee director who first is elected to our Board of Directors on or after March 29, 2002 is automatically granted an option to acquire 20,000 shares of common stock at an exercise price per share equal to fair market value of the common stock at the date of grant. These options vest and become exercisable in 36 equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable three years after the grant date. Upon the date of each annual stockholders meeting, each non-employee director who has been a member of our Board of Directors for at least six months prior to the date of the stockholders meeting will receive an automatic grant of options to acquire 12,000 shares of our common stock at an exercise price per share equal to fair market value of the common stock at the date of grant. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date.

The 1999 Non-Employee Director Option Program was amended on March 29, 2002 to provide for the automatic grant of an option to acquire 3,000 shares of common stock at an exercise price per share equal to the fair market value of the common stock at the date of grant to each non-employee director for each committee of the Board of Directors on which such director serves immediately following each annual meeting of our stockholders, provided such non-employee director has been a member of the Company’s Board of Directors for at least six months prior to the date of the stockholders meeting. The 1999 Non-Employee Director Option Program was further amended on April 17, 2003 to clarify that the committee service option grants were to be made only to non-employee directors serving on standing committees of the Board of Directors. The 1999 Non-Employee Director Option Program was again amended on May 2, 2003 to eliminate the requirement that a non-employee director must have been a member of the Company’s Board of Directors for at least six months prior to the date of the annual meeting of stockholders in order to receive a committee service option grant. These options vest and become exercisable in twelve equal installments on each monthly anniversary of the grant date, such that the stock option will be fully exercisable one year after the grant date.

During 2004, the automatic grant of options to acquire 12,000 shares of our common stock upon the date of each annual meeting of stockholders continued, but the Board of Directors determined that the automatic grant of an option to acquire 3,000 shares of common stock to each non-employee director who serves as a member of a standing committee of the Board of Directors immediately following each annual meeting of our stockholders would not occur in 2004.

2005 Board Compensation.   The Board of Directors has approved increases to the cash compensation paid to the non-employee members of the Board of Directors effective as of April 1, 2005. Each non-employee director will receive an annual cash retainer of $25,000, an increase of $10,000. The lead director will receive an additional annual cash retainer of $30,000. Members of the audit committee will receive an annual cash retainer of $10,000, an increase of $2,500, with the chair of the audit committee receiving an annual cash retainer of $20,000, an increase of $5,000. Members of other standing committees of the Board of Directors will continue to receive an additional annual cash retainer of $3,750 for each such committee on which he or she serves, with the chair of each such committee continuing to receive an annual cash retainer of $7,500. In addition, if a committee holds more than eight meetings per year, each committee member will receive a fee of $1,000 for each in-person committee meeting and a fee of $500 for each teleconference committee meeting in excess of eight meetings per year. All non-employee directors will continue to receive an automatic grant of options to acquire 12,000 shares of common stock immediately following the annual meeting of stockholders. The Board of Directors has determined not to grant 3,000 shares of common stock to the directors in 2005 for service on each standing committee of the board.

Relationships Among Directors or Executive Officers

There are no family relationships among any of the Company’s directors or executive officers.

Rights Agreement

On November 16, 2004, our Board of Directors adopted a Rights Agreement, pursuant to which the Board authorized and declared a dividend of one right for each outstanding share of our common stock to stockholders of record at the close of business on November 29, 2004, and authorized the issuance of one right for each share of common stock issued by us under certain circumstances in the future. Each right entitles the registered holder, subject to the terms of the Rights Agreement between the Company and the rights agent, to purchase from us one one-hundredth of a share (a unit) of Series A Preferred Stock, par value $0.001 per share, at a purchase price of $100.00 per unit, under circumstances described in the Rights Agreement. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the rights are subject to adjustment. The rights will expire at the close of business November 16, 2014 unless earlier redeemed or exchanged. Until a right is exercised, the holder thereof, as such, will have no rights as one of our stockholders, including the right to vote or to receive dividends. The rights are not immediately exercisable. Subject to the terms and conditions of the Rights Agreement, they will become exercisable ten business days after a person or group acquires, or commences a tender or exchange offer which would lead to the acquisition of, beneficial ownership of 15% or more of our outstanding common stock, subject to prior redemption or exchange and subject to exceptions specified in the Rights Agreement, including an exception for Mazama Capital Management, Inc. and Kopp Investment Advisors, LLC, both of which are existing large stockholders that have historically held large ownership positions in the Company. Subject to these exceptions, once a person or group acquires beneficial ownership of 15% or more of our outstanding common stock, each right not owned by that person or group or certain related parties will entitle its holder to purchase, at the right’s then-current purchase price, units of Series A preferred stock or, at our option, shares of common stock or cash, property or other securities of our company having a market value equal to twice the then-current purchase price, subject to terms and conditions of the Rights Agreement.

Compensation Committee Interlocks and Insider Participation

None of Messrs. Monego, Grossi, or Roth, as the three members of our compensation committee, was at any time during the fiscal year ended December 31, 2004 or at any other time an officer or employee of the Company. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the compensation committee of the Company or as a director of the Company. During 2004, Bruce Davis participated in certain discussions and answered certain questions with the compensation committee and the Company’s Board of Directors concerning executive officer compensation, but he did not participate in the deliberations and decisions with respect to his own compensation.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such report be incorporated by reference into any such filings, nor be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The audit committee (the “Audit Committee”) hereby reports as follows:

1.      The Audit Committee has reviewed and discussed the audited financial statements, including the restated audited financial statements, with the Company’s management.

2.      The Audit Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communication with Audit Committees).

3.      The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has discussed with KPMG LLP their independence from the Company and has considered whether the provision of the non-audit services is compatible with maintaining KPMG LLP’s independence from the Company.

4.      The Audit Committee has received a report from management regarding certain errors in the accounting for software development costs, project accounting, revenue recognition, tax accruals and other areas.  The Company restated its consolidated financial statements for the year ended December 31, 2003, including each of the quarterly periods in the year ended December 31, 2003, and the quarterly periods ended March 31, 2004 and June 30, 2004, to correct such errors.  In connection with the restatement, the Company’s management identified and reported to the Audit Committee certain material weaknesses in the Company’s internal control over financial reporting.   These material weaknesses, as well as certain measures the Company has implemented to date or plans to implement to strengthen the Company’s internal controls, are described in Item 9A of the Company’s Form 10-K for the year ended December 31, 2004.

5.      Based on the review and discussion referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors of the Company that, and the Board of Directors has approved, the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors:

James T. Richardson
Philip J. Monego, Sr.
Brian J. Grossi
Peter W. Smith

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2003 and December 31, 2004 and fees billed for other services rendered by KPMG LLP during those periods.

	Fiscal 2003	Fiscal 2004
Audit Fees(1)	$329,000	$1,280,000
Audit-Related Fees(2)	15,000	15,000
Tax Fees(3)	99,000	60,000
All Other Fees(4)	$0	$0
Total Fees	$443,000	$1,355,000

(1)          Audit Fees consist of fees for professional services rendered for the audit of the Company’s fiscal 2003 and fiscal 2004 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with regulatory filings. For 2004, Audit Fees also included work on the restatement of prior financial and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)          Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees,” such as audits of employee benefit plans.

(3)          Tax Fees consist of fees billed for professional services rendered for tax compliance, including preparation of federal, state and international tax returns.

(4)          All Other Fees consist of fees for products and services other than the services reported above. There were no “All Other Fees” incurred in fiscal 2003 and fiscal 2004.

The audit committee pre-approves the Audit, Audit-Related, Tax and All Other services performed by the independent auditors. In October 2003, the audit committee adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, the term of such pre-approval is generally twelve months from the date of pre-approval. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the audit committee and are reviewed as the audit committee deems appropriate. Any proposed services exceeding these levels or amounts will require specific pre-approval. No services provided by the independent auditors under the categories of “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” were approved pursuant to the de minimus exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

As set forth in the Report of the audit committee of the Board of Directors, the audit committee has considered and determined that the provision of audit-related services and tax services described above was compatible with maintaining KPMG LLP’s independence.

MANAGEMENT

Executive Officers

The following table contains certain information regarding our executive officers as of April 15, 2005:

Name	Age	Position
Bruce Davis	52	Chief Executive Officer and Chairman of the Board of Directors
Michael McConnell	54	Chief Financial Officer and Treasurer
Robert Chamness	52	General Counsel, Chief Legal Officer, Secretary and Vice President/ HR
J. Scott Carr	42	President, Digimarc Watermarking Solutions
Reed Stager	44	Vice President, Corporate Licensing, Marketing and Public Policy

Information concerning Mr. Davis is set forth under “Election of Directors” in this Proxy Statement.

Michael E. McConnell has served as our chief financial officer and treasurer since June 2004. Prior to joining Digimarc, from January 2001 until June 2004, Mr. McConnell was senior vice president, chief financial officer and treasurer at WatchGuard Technologies, a public internet security company. He also held other various senior management positions during his tenure at WatchGuard, including chief financial officer and treasurer from October 2000 to June 2004 and vice president of finance from May 1999 to October 2000. From 1979 to May 1999, he served as chief financial officer of several technology companies, both public and private. Mr. McConnell served at Deloitte & Touche, an international auditing and accounting firm from 1973 to 1979. Mr. McConnell is a CPA and holds a B.A. from California Polytechnic State University, San Luis Obispo.

Robert Chamness has served as our Vice President and General Counsel since January 2002, was elected Secretary in February 2002, was elected Vice President of Human Resources in October 2002, and was elected Chief Legal Officer in May 2003. Prior to joining Digimarc, from 1995 to 2000, Mr. Chamness was president, chief operating officer and a director of Concentrex Incorporated (previously CFI ProServices, Inc.), a publicly-traded Portland, Oregon based software and services company, where he also served as executive vice president, general counsel, and a director from 1993 to 1995. While at Concentrex, Mr. Chamness was responsible for managing and integrating the operations at 12 locations nationwide, leading the acquisition and integration of more than a dozen companies, and building the executive team. Concentrex was acquired by the John Harland Company in August 2000, and after completing transition responsibilities in December 2000, Mr. Chamness retired. Prior to that, Mr. Chamness practiced law in San Francisco, Washington, D.C., and Indianapolis from 1978 to 1993. A nationally recognized expert in financial services, Mr. Chamness chaired the Consumer Financial Services Committee of the American Bar Association’s Business Law Section, served as president of the American College of Consumer Financial Services Lawyers, and received the American Bankers Association Distinguished Service Award. Mr. Chamness holds an A.B. cum laude from Wabash College and a J.D. magna cum laude from the Indiana University School of Law.

J. Scott Carr has served as President of Digimarc Watermarking Solutions, an operating division of the Company, since May 2003. From January to May 2003, he served as Vice President and General Manager, Financial Systems, a financial services business unit of Digimarc. During 2002, Mr. Carr served as Vice President and General Manager of our government and bank programs unit. Prior to that, he served as Vice President and General Manager of our secure documents unit from June 1999, as Vice President of Marketing and Business Development from January 1998 to May 1999, and as Director of Business Development from May 1996 to December 1997. Prior to joining us, Mr. Carr served as vice president of marketing at nCUBE Corporation, a manufacturer of video servers, from July 1995 to May 1996. Prior to that, Mr. Carr worked as a staff architect at Sequent Computer Systems, Inc., a computer equipment manufacturer, from August 1992 to July 1995. Mr. Carr received his B.S. in computer science from Oregon State University and an executive MBA from Stanford University.

Reed Stager has served as our Vice President of Corporate Licensing, Marketing & Public Policy since May 2003. Prior to that, he served as our Vice President of Global Licensing from October 2001 until May 2003, and as our Vice President of Media Commerce from May 2000 to October 2001. Prior to joining Digimarc, Mr. Stager was vice president of marketing and business development for the PVCS Division of MERANT, Inc., where he served from April 1997 to May 2000. From April 1993 through March 1997, Mr. Stager was general manager of In Focus Systems Services businesses and director of worldwide marketing at In Focus Systems. Prior to that, Mr. Stager held management positions at Tektronix and Mentor Graphics. Mr. Stager has over 20 years experience in high technology marketing, business development, strategic planning, services and operations. Mr. Stager holds an M.B.A. from Portland State University and a B.S. in business from Lewis and Clark College.

In addition, Robert Eckel has agreed to join the Company on or before May 2, 2005 as the President of Digimarc ID Systems, LLC. From 1999 until the time he joined Digimarc, Mr. Eckel has served as Vice President and General Manager, Air Traffic Management Systems, for Raytheon Company in Marlboro, Massachusetts. In this capacity he was responsible for the business performance and operations for a portfolio of domestic and international programs as well as developing and maintaining strong Commercial and Department of Defense customer relationships and business partnerships. Prior to this position at Raytheon he held increasing levels of responsibility including Program Director roles for production missile and advanced system development programs from 1995 to 1999, and from 1990 to 1995 he held various levels of technical management in the development of advanced electronic and optical systems. From 1980 to 1990, he served in key managerial and technical leadership capacities in developing electronic systems and large-scale integrated circuits at Hughes Aircraft Company in Canoga Park, California. He holds five patents in electronic and optical systems, and is published in the fields of infrared system development and management. Mr. Eckel holds a B.S.E.E. from the University of Connecticut and an M.S.E.E. from the University of California, Los Angeles.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table contains information in summary form concerning the compensation paid to our chief executive officer and our four other most highly compensated executive officers (each, a “Named Executive Officer”), whose total salary and bonus exceeded $100,000 during the year ended December 31, 2004:

					Long-Term Compensation
	Fiscal	Annual Compensation		Other Annual	Securities Underlying	(1) All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Compensation	Options (#)	Compensation ($)
Bruce Davis	2004	402,000	0	0	110,000	0
Chief Executive Officer and	2003	359,250	112,989	0	0	0
Chairman of the Board of Directors	2002	315,000	75,600	0	250,000	0
Paul Gifford(2)	2004	327,000	0	0	65,000	0
Formerly, President and	2003	291,750	81,175	0	0	0
Chief Operating Officer	2002	250,000	50,000	0	125,000	0
Robert Chamness	2004	240,000	60,000	0	30,000	0
General Counsel, Chief Legal	2003	217,500	28,500	0	0	0
Officer, Vice President of HR & Secretary	2002	199,359	28,000	0	128,000	0
Reed Stager	2004	232,000	75,000	0	30,000	0
Vice President, Corporate	2003	214,750	30,000	0	0	0
Licensing, Marketing and Public Policy	2002	180,000	23,625	0	48,000	0
Scott Carr	2004	220,993	35,000	0	30,000	0
President, Digimarc	2003	206,900	32,500	0	0	0
Watermarking Solutions	2002	180,000	25,200	0	41,000	0

(1)          In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include certain perquisites and other personal benefits, securities or properties received by the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s total salary and bonus disclosed in this table. In addition to the Named Executive Officers, Mr. McConnell joined the Company as an executive officer effective June 1, 2004. His initial annual base salary was $250,000 with an annual bonus potential of $125,000. Mr. McConnell also received certain hiring and relocation-related expense reimbursements totaling $34,276 in 2004. In 2004, Mr. McConnell’s prorated salary was $145,833 and his prorated bonus was $73,000.

(2)          Mr. Gifford resigned as an executive officer of the Company on April 11, 2005. He will continue as a non-executive officer of the Company through December 31, 2005, with compensation continuing at the rate of his prior base salary.

Employment Arrangements

In July 1999, we adopted a policy regarding the vesting of stock options, including prior grants, for all existing officers at such date. This policy was amended in January 2000 to include all our officers. In accordance with this policy, all shares subject to their options that have not vested will immediately vest if the following two conditions are met:

•       we merge with another company and there is a change of control of the Company or we sell substantially all of our assets to another company; and

•       any officer’s employment is terminated, or constructively terminated, within twelve months thereafter.

On February 23, 2005, the compensation committee of the Board of Directors approved the form of the restricted stock agreement to be used in connection with restricted stock awards to be granted to officers of the Company under the terms of the Company’s Restated 1999 Stock Incentive Plan, as amended and restated on April 17, 2003. The compensation committee adopted a form of restricted stock agreement to be used in connection with such restricted stock awards, which provides, among other things, that the shares will vest in full upon the termination of the officer’s employment without cause or the officer’s resignation for good reason following a change in control of the Company. Notwithstanding the foregoing, the plan administrator has discretionary authority, among other things, to determine the terms and conditions of any award granted under the Restated 1999 Stock Incentive Plan.

Other than the agreement with Bruce Davis referenced below, there are no employment contracts between Named Executive Officers and the Company.

Pursuant to an employment agreement, effective as of July 16, 2001, the Board of Directors and Bruce Davis memorialized Mr. Davis’s employment with the Company as its full-time Chief Executive Officer. Under the initial compensation terms of that agreement, Mr. Davis was to be paid a salary of not less than $300,000 per year and an annual performance bonus of up to 50% of Mr. Davis’s salary per year. Consistent with its charter, the compensation committee annually reviews and determines the compensation of the Chief Executive Officer and other executive officers. The compensation committee is not restricted from setting his base and bonus amounts at a higher level than pursuant to his employment agreement. Since the date of the employment agreement, the Company’s compensation arrangement with Mr. Davis has evolved and, over time, the compensation committee has determined to increase the amount of base compensation and the percentage amount of Mr. Davis’s target bonus. The compensation committee determined in 2004 to set the base and annual performance bonus for Mr. Davis in amounts higher than those set forth in his employment agreement, as noted above in the Summary Compensation Table. See the report of the compensation committee for additional detail.

Mr. Davis also will receive vacation and other fringe benefits as are generally provided to other executives of the Company. Digimarc will grant additional stock options to Mr. Davis consistent with general market practices for similarly situated executives. The employment agreement provides that as long as Mr. Davis serves as our Chief Executive Officer, it is the intention of the Company that he will be nominated to serve as a director and as chairman of the Board of Directors of the Company. The employment agreement provides for an initial term from July 16, 2001 to December 31, 2002, automatically renewing for successive two-year periods unless terminated by written notice received at least one year prior to any scheduled termination. If Digimarc terminates Mr. Davis’s employment without cause or if Mr. Davis terminates his employment due to an adverse change in conditions of his employment, Mr. Davis’s stock options will immediately and fully vest and Digimarc will be obligated to continue to pay Mr. Davis his salary and bonus and to provide continued benefits for Mr. Davis and his dependents for two years from the date of termination. In addition, in consideration for the provisions in the employment agreement providing for the post-termination payments described above, Mr. Davis has agreed to certain non-competition and non-solicitation obligations to the Company.

We also have confidentiality, non-competition, non-disclosure and inventions agreements with employees and members of senior management, including the Named Executives Officer. These agreements provide: (i) that the employee will not reveal any of our confidential information to any person, business entity or other organization without authorization from us; (ii) that the employee may not compete with us during the term of his or her employment and for a period of up to one year following termination of employment for cause, the employee’s resignation or voluntary termination of employment by the employee; and (iii) that all ideas, designs, works and inventions made by the employee in the course of his or her employment with us are our exclusive property.

Stock Options

The following table sets forth certain information with respect to stock options granted during the year ended December 31, 2004 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually.

Option Grants In Last Fiscal Year

	Individual Grants
	Number of Shares of Common stock Underlying Options Granted(1)	Percent of Total Options Granted to Employees in 2004 (%)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
Name					5%	10%
Bruce Davis	110,000	7.69	13.00	1/2/14	899,319	2,279,052
Paul Gifford	65,000	4.55	13.00	1/2/14	531,416	1,346,712
Robert Chamness	30,000	2.10	13.00	1/2/14	245,269	621,560
Reed Stager	30,000	2.10	13.00	1/2/14	245,269	621,560
Scott Carr	30,000	2.10	13.00	1/2/14	245,269	621,560

(1)   Options were granted to executive officers in December of 2003 for calendar year 2004. In December 2003, the compensation committee of the Board made the effective date of those grants such that grants for executive officers would become effective in January of 2004. Options for 2004 were granted to the executive officers, effective January 2, 2004. In addition to the grants identified for the Named Executive Officers, the compensation committee granted Michael McConnell options to purchase 200,000 shares of common stock on June 1, 2004 at an exercise price of $11.53. Grants for 2005 were both made and effective on January 5, 2005, and are not reflected in this table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values

The following table provides summary information, as to the Named Executive Officers, concerning stock options exercised during 2004 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2004.

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Under- lying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce Davis	24,063	$256,718	945,962	114,038	$20,479	$12,020
Paul Gifford(3)	0	0	482,052	82,948	$10,239	$6,010
Robert Chamness	0	0	117,824	40,176	0	0
Reed Stager	0	0	272,386	31,614	$4,616	$4,808
Scott Carr	0	0	282,216	28,784	$637,974	$3,125

(1)          The value realized upon the exercise of the stock options is equal to the fair market value of the purchased shares on the option exercise date less the exercise price paid.

(2)          The value of unexercised “in-the-money” options is calculated based on the closing price of our common stock on The Nasdaq National Market on December 31, 2004, which was $9.32 per share. Amounts reflected are based on the aggregate assumed value minus the aggregate exercise price for each optionee’s options and do not necessarily indicate that the optionee sold such shares.

(3)          Mr. Gifford has planned to separate from Digimarc as of December 31, 2005. Under the terms of Mr. Gifford’s stock option agreement and the Company’s Restated 1999 Stock Incentive Plan, as amended and restated, he will have 90 days from that date in which to exercise vested options, after which any unvested and unexercised options will be automatically cancelled.

Acceleration of Certain Options

On December 16, 2004, the Financial Accounting Standards Board issued Statement No. 123R “Share Based Payment,” which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. Statement No. 123(R) is effective for all stock-based awards granted on or after July 2005.

On December 21, 2004, the audit, compensation and corporate governance committees of the Board of Directors of the Company approved the acceleration of vesting of the Company’s outstanding stock options with option exercise prices greater than $15.00. Accelerating the vesting of the Company’s options prior to the time at which these new accounting changes become effective accelerates the recognition of any remaining expense associated with these options, but the Company is only required to report the recognition of the remaining expenses associated with these options in the footnotes to the Company’s financial statements. The $15.00 price was selected because it was higher (i) than the price at which the Company’s common stock had traded during the period prior to the announcement of the restatement of prior financial results, (ii) the average trading price of the Company’s common stock for the previous two years, and (iii) the purchase price per share of the Company’s common stock sold in the Company’s private placement in August 2003.

The acceleration applies to all options outstanding under the Company’s Restated 1999 Stock Incentive Plan and 2000 Non-Officer Employee Stock Incentive Plan that would not have otherwise vested in full by June 30, 2005 in accordance with their terms. The effective date of the vesting acceleration is December 31, 2004. Options to purchase 310,057 shares of the Company’s common stock, or 4.53% of the total number of options of the Company outstanding as of December 31, 2004 with remaining vesting schedules, are subject to the acceleration. The calculated value of these options is estimated to be approximately $3,700,000. Of these 310,057 options, approximately 50,000 options are held by the Company’s executive officers.  Other than the Company’s chairman and chief executive officer, no director of the Company holds any options subject to acceleration. The Named Executive Officers held the following number of options subject to such acceleration as of December 31, 2004:  Mr. Davis—19,587 options; Mr. Gifford—8,778 options; Mr. Chamness—12,728 options; Mr. Stager—4,448 options; and Mr. Carr—4,331 options.

REPORT OF THE COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such report be incorporated by reference into any such filings, nor shall the following report be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

We have a compensation committee of the Board of Directors which has the authority and responsibility to approve the overall compensation strategy, review, establish and approve executive compensation, administer the annual and long-term compensation plans, and review and make recommendations to the Board of Directors with respect to Board compensation. The compensation committee is comprised of outside, independent, non-employee members of the Board of Directors.

General Compensation Policy

The compensation committee’s overall policy is to offer our executive officers competitive compensation opportunities. The compensation committee utilizes competitive data and summaries provided by an outside consultant to develop compensation recommendations competitive with other companies in the software and broad high technology industry. The compensation committee’s objectives are to:

•       provide competitive compensation opportunities that attract and retain top executives;

•       inspire the executive team to achieve superior performance, in order to deliver results above the Company’s plan and those of its peers;

•       create a performance-oriented environment with variable compensation based upon the achievement of annual and longer-term business results;

•       create a direct, meaningful link between the financial performance and strategic objectives and the Company’s performance relative to peer companies on one hand, and individual executive performance and rewards on the other; and

•       continue to align the interests of executives and stockholders through the use of long-term incentives, while effectively managing dilution.

The compensation committee is authorized to establish and maintain compensation guidelines for salaries and merit pay increases throughout the Company, and to review and determine at least annually the compensation for the Chief Executive Officer and other executive officers of the Company. The compensation committee also makes specific recommendations to the Board of Directors concerning the compensation of the members of the Board and its committees. The compensation committee also administers our 1995 Stock Incentive Plan, as amended, our Restated 1999 Stock Incentive Plan, as amended and restated, and our 1999 Employee Stock Purchase Plan, as amended and restated. Under these plans, the compensation committee awards option to directors, executive officers, managers, and employees on an annual basis and restricted stock to executive officers. Starting in 2004, the compensation committee determined to reduce the Company’s net stock option burn rate in a manner consistent with the burn rate of other companies in the software and broad high technology industry, establishing a burn rate target not to exceed 5% in 2004 and 4% thereafter. The compensation committee also delayed purchases under the 1999 Employee Stock Purchase Plan that would have occurred on November 30, 2004 as a result of the Company’s untimely filing of its third quarter Form 10-Q and 2004 Form 10-K.

Factors

The primary factors considered in establishing the components of each executive officer’s compensation package for the year ended December 31, 2004 are summarized below. The compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years

Base Salary.   The base salary for each officer is set on the basis of personal performance, the salary levels in effect for comparable positions with other companies in the industry, and internal comparability considerations. Digimarc targets a 50th percentile base salary market position for executive officers. Base salary ranges are generally set at a nominal 50th percentile; with the opportunity for high-performers and incumbents occupying critical positions to have their actual base salary between the 50th and 75th percentile based on management justification and Board approval. The market is defined as business and labor market competitors of similar size and complexity in the software and broad high technology industry. On average, executive officer base salaries are slightly above the 50th percentile of Digimarc’s peer companies.

Annual Incentive Compensation.   For the year ended December 31, 2004, specific financial and organizational objectives, including revenue and earnings targets, and individual and collective objectives, were established as the basis for the incentive bonuses to be paid to the executive officers of the Company. Under the supervision of the compensation committee, the Company has established an incentive program for executive and corporate officers pursuant to which cash bonuses are payable to such executives. These executives are responsible for establishing strategic direction or are responsible for major functional or operating units and have an impact on bottom-line results. The Company has tied executive compensation to the achievement of a combination of individual and Company goals, putting a substantial portion of executive compensation at risk. For 2004, the performance measures were based on the achievement of the Company’s earnings per share goal, revenue growth and other specific financial and operational objectives for executive participants, as well as measures directly tied to stockholder value creation. Each element of the performance expectations, reviewed quarterly, and the target incentive amounts, which are established at the start of the year for each executive, stated as a dollar amount, and adjusted from time to time if warranted by changes in external circumstances. Final payout is calculated based upon the results attained relative to the preset performance targets and individual performance relative to predetermined objectives. If performance is below the threshold amount established, the payout is reduced accordingly. If the targeted results and Company goals are attained, the target incentive amounts are payable.

During 2004, the executives received none of their bonus based on the achievement of the Company’s earnings per share goal, revenue growth and other specific financial and objectives, or measures directly tied to stockholder value creation. The compensation committee awarded performance bonuses of $25,000 each to Messrs. Carr and Stager for superior revenue production in the second quarter. The compensation committee also authorized the Company to disburse during 2005 approximately $193,000 of an amount that was accrued during 2004 for payment of 2004 incentive compensation to four executive officers, based on their achievement of individual and business unit objectives and completion and filing of applicable securities filings for 2004. The amounts shown on the Summary Compensation Table in this Proxy Statement reflect both the amounts actually paid in 2004 under the guidelines stated above and the amounts that were accrued in 2004 but paid in 2005.

Long-Term Stock-Based Incentive Compensation.   Generally, the compensation committee awards stock options and restricted stock to each of our executive officers following their initial hiring and from time to time thereafter. The option and restricted stock grants are designed to align the interests of the executive officer with those of the stockholders and to provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.

Generally, the size of the option and restricted stock grant made to each executive officer is set at a level which the compensation committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, but the compensation committee also takes into account comparable awards to individuals in similar positions in the industry, as reflected in external surveys, the individual’s potential for future responsibility and promotion, the individual’s performance in recent periods and the number of unvested options held by the individual at the time of the grant. The relative weight given to each of these factors will vary from individual to individual in the compensation committee’s discretion.

Mr. Davis, Mr. Gifford, Mr. Chamness, Mr. Paul, Mr. Carr, Mr. Stager, and Mr. Conwell (a former executive officer) received stock option grants that were effective January 2, 2004. Each grant allows the executive officer to acquire shares of the Company’s common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). While such options generally become exercisable in installments over a four-year period, contingent upon the executive officer’s continued employment with the Company, the options granted on January 2, 2004 will become exercisable in installments over a two-year period, contingent upon continued employment over that period. Accordingly, the option will provide a return to the executive officer only if he remains in the Company’s employ, and then only if the market price of the Company’s common stock appreciates over the option term. Mr. Paul’s departed from the Company effective of July 30, 2004, and all of his options that remained unexercised 90 days thereafter were terminated and returned pursuant to the terms of the Restated 1999 Stock Incentive Plan.

Mr. McConnell received an initial hire grant of options for 200,000 shares, 29,313 of which vested on December 31, 2004 and the remainder of which vest on a daily basis over the balance of the four-year period, contingent upon the executive officer’s continued employment with the Company. Accordingly, the options will provide a return to Mr. McConnell only if he remains in the Company’s employ, and then only if the market price of the Company’s common stock appreciates over the option term.

Stock Option Burn Rate.   The Company, with the oversight and approval of the compensation committee, provides stock option grants: (1) initially to all new employees of the Company, consistent with typical grants provided to similarly situated employees by similarly situated companies, (2) annually to members of the Board of Directors, (3) annually to executive and non-executive officers of the Company and its wholly-owned subsidiary, and (4) annually to employees who have met or exceeded certain performance and contribution criteria. For purposes of determining the net stock option burn rate, the Company determines the sum of all such option grants during the course of the year, subtracts the options that are cancelled and returned to the plan, and divides the balance (the net options issued) by the shares outstanding at the end of the year. During 2004, the net options issued totaled 690,364. There were 20,453,429 shares outstanding at December 31, 2004, resulting in a burn rate of 3.38%, compared to a targeted cap of 5%.

Peer Companies.   For purposes of determining the performance, stock option burn rate, and compensation of peer companies, the compensation committee considered information from the Company and the following 19 companies: Ask Jeeves, Drexler Technologies, Entrust, Fargo Electronics, Identix, LookSmart, Macrovision, Micromuse, Net2Phone, Netegrity, NetIQ, Openwave Systems, Rainbow Technologies, RSA Security, Safenet, SCM Microsystems, Viisage, Watchguard, and Websense.

CEO Compensation

Effective July 16, 2001, the Company and Bruce Davis entered into an employment agreement. Consistent with its charter, the compensation committee annually reviews and determines the compensation of the Chief Executive Officer (and other executive officers). The compensation committee is not restricted from setting the base and bonus amounts for the Chief Executive Officer at levels higher than those set forth in Mr. Davis’s employment agreement. Since the date of the employment agreement, the Company’s compensation arrangement with Mr. Davis has evolved and, over time, the compensation committee has determined to increase the amount of base compensation and the percentage amount of Mr. Davis’s target bonus. The compensation committee determined in 2004 to set the base and annual performance bonus targets for Mr. Davis in amounts higher than the amounts set forth in his employment agreement.

The compensation committee utilized the services of an outside consulting firm to assist them in determining Mr. Davis’s compensation for 2004. The consulting firm performed an analysis and made recommendations with respect to Mr. Davis’s base salary and bonus target amount for 2004, as well as the appropriate number of stock options to be considered for granting to Mr. Davis. After analysis of these recommendations and other information, the compensation committee set Mr. Davis’s base salary, bonus targets and stock option grants near the median range for the industry when compared with those of executives holding similar positions with other companies in the software and broad high technology industries that are similar to Digimarc.

The compensation committee established the Chief Executive Officer’s 2004 salary and target bonus levels in December 2003 and reviewed and reevaluated his compensation quarterly. Consistent with the annual compensation analysis described above, the compensation committee increased the 2004 base salary of Mr. Davis to $402,000, effective retroactively to October 1, 2003, and set his target bonus percentage at 75% of his base salary, or $300,000. The portion of the target bonus earned was to be based solely on corporate revenue and operating profit and the accomplishment of documented objectives. The compensation committee provided for no bonus payment or accrual to Mr. Davis for 2004 based on corporate results.

As part of Mr. Davis’s compensation package for 2004, the compensation committee also granted Mr. Davis options to purchase up to 110,000 shares of common stock. The compensation committee based its determination on the report and recommendations of its outside compensation consulting firm regarding the comparable dollar value of option grants for chief executive officers in peer companies with similar economic performance to that of the Company.

The compensation committee awarded 2004 compensation to Mr. Davis based on its review and analysis of Mr. Davis’s position, responsibilities and performance as well as his anticipated responsibilities and potential contributions to growth in stockholder value. The compensation committee analyzed his leadership, as reflected in the Company’s performance relative to its peers, and the compensation comparables of peer companies, in reaching its conclusions.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation that is not considered to be performance-based. The non-performance-based compensation paid to our executive officers in 2004 did not exceed the $1 million limit per executive officer.

The compensation committee is aware of the limitations imposed by Section 162(m), and its exemptions, and will address the issue of deductibility when and if circumstances warrant.

Submitted by the compensation committee of the Company’s Board of Directors:

Brian J. Grossi
Philip J. Monego, Sr.
Jim Roth

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such graph be incorporated by reference into any such filings, nor shall the following graph be deemed to be incorporated by reference into any future filings under the Securities Act or the Exchange Act.

The following graph compares the performance of our common stock with the performance of the Nasdaq US Index and the companies included in Standard Industrial Classification (“SIC”) Code 7373—Computer Integrated Systems Design (our peer group) for the period ended December 31, 2004. The companies included in our peer group have changed from those companies included in the stock performance graph included in our definitive proxy statement in connection with our annual meeting of the stockholders held in 2004. The change resulted from a change in companies included within such SIC Code as provided by Standard & Poor’s.

The Company registered our common stock under the Securities Act of 1933, as amended, effective December 2, 1999. The following graph includes the required information from December 31, 1999 through December 31, 2004. The comparison assumes $100 was invested on December 31, 1999 in our common stock at the closing price of our common stock on such date and in each of the other two indices at the closing price on such date and assumes reinvestment of any dividends. The comparisons in the graph below are based on historical data and are not indicative of, nor intended to forecast, future performance of the Company’s common stock.

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

	Indexed Data
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	1999	2000	2001	2002	2003	2004
DIGIMARC CORPORATION	$100.00	$33.00	$37.16	$22.68	$26.60	$18.64
NASDAQ U.S. INDEX	$100.00	$60.31	$47.84	$33.07	$49.45	$53.81
PEER GROUP	$100.00	$27.79	$15.06	$8.10	$13.06	$15.02

Companies included in the peer group index of the stock performance graph are as follows:

1MAGE SOFTWARE INC	FAIR ISAAC & CO INC	PDF SOLUTIONS INC
3SI HOLDINGS INC	FINX GROUP INC	PEROT SYSTEMS CORP
ACE COMM CORP	FIRST CONSULTING GROUP INC	PLANGRAPHICS INC
ACS-TECH80 LTD	FONIX CORP	PRACTICEXPERT INC
ACTIVANT SOLUTIONS INC	FOURTHSTAGE TECHNOLOGIES INC	PRESCIENT APPLIED INTELLIGEN
AKKADUB JBIWKEDGE SYS LTD	FIJITSU LTD ADR	QUALITY SYSTEMS INC
ALTERNATE ENERGY CORP	FUNDTECH LTD	RADIANT SYSTEMS INC
ANTEON INTERNATIONAL CORP	FUTURELINE CORP	REDBACK NETWORKS INC
APPLIED DIGITAL SOLUTIONS	GEAC COMPUTER CORP LTD	REYNOLDS & REYNOLDS CLA
ARAFYME CORP	GUARDIAN TECHNOLOGIES INTL INC	ROBOCOM SYSTEMS INTL INC
ARCSOFT INC-REDH	HALIFAX CORP	S1 CORP
AREL COMMUNICATIONS & SFTWRE	HENRY (JACK) & ASSOCIATES	SABRE HOLDINGS CORP CLA
ASA INTL LTD	HYBRID NETWORKS INC	SAFEGUARD SCIENTIFICS INC
AT ROAD INC	IDENTIX INC	SAFLINK CORP
AUTHENTIDATE HOLDING CORP	IDX SYSTEMS CORP	SEACHANGE INTERNATIONAL INC
AWARE INC	IMAGEWARE SYSTEMS INC	SECURED SERVICES INC
AXEDA SYSTEMS INC	IMERGENT INC	SENTO CORP
BALTIMORE TECH PLC ADR	INFOTECH USA INC	SI INTERNATIONAL INC
BELL INDUSTRIES INC	INTEGRAL SYSTEMS INC MD	SONUS NETWORKS INC
BRAINTECH INC	INTEGRATED INFORMATION SYS	SPESCOM SOFTWARE INC
BREAKAWAY SOLUTIONS INC	INTELLIGROUP INC	STENTOR INC REDH
BROADVISION INC	IPIX CORP	STRONGHOLD TECHNOLOGIES INC
BVR SYS LTD	KANBAY INTERNATIONAL INC	SYNIVERSE HOLDINGS LLC
CACI INTL INC—CL A	LANVISION SYSTEMS INC	SYS
CAM COMM SOLUTIONS INC	LEVEL 3 COMMUNICATION INC	TALX CORP
CERNER CORP	LUCENT TECHNOLOGIES INC	TECHNOLOGY SOLUTIONS CO
CERTICOM CORP	MAI SYSTEMS CORP	TELECOMMUNICATION SYS INC
CEYONIQ AG—ADR	MANATRON INC	TELOS CORP/MD CLA
COGENT INC	MANHATTAN ASSOCIATES INC	TELTRONICS INC
COMPUTER PROGRAMS & SYSTEMS	MANTECH INTL CORP—REDH	TITAN CORP
CONVERGENT COMMUNICATIONS	MEDCOM USA INC	TRICORD SYSTEMS INC
CREATIVE COMPUTER APPL	MEDIAWARE INFORMATION SYS	TRIMOL GROUP INC
CSP INC	MENTOR GRAPHICS CORP	TRIPLE P NV
DAOU SYSTEMS INC	MERCURY COMPUTER SYS INC	TROY GROUP INC
DATAKEY INC	MERGE TECHNOLOGIES INC	TTI TEAM TELECOM INTL LTD
DATALINK CORP	MICROS SYSTEMS INC	TYLER TECHNOLOGIES INC
DATATEC SYSTEMS INC	MOBIL REACH INTERNATIONAL	UNISYS CORP
DIGITAL DESCRIPTOR SYS INC	NAVIDEC INC	UNITED LEISURE CORP
DIGITAL LIGHTHOUSE CORP	NAVITECH INC	USA VIDEO INTERACTIVE CORP
DYNAMICS RESEARCH CORP	NEOMEDIA TECHNOLOGIES INC	VA SOFTWARE CORP
DYNTEK INC	NESS TECHNOLOGIES	VERINT SYSTEMS INC
ECLIPSYS CORP	NESTOR INC	VERSO TECHNOLOGIES INC
ELBIT SYSTEMS LTD	NETSCOUT SYSTEMS INC	VIANET TECHNOLOGIES INC
ELBIT VISION SYSTEMS LTD	NETSMART TECHNOLOGIES INC	VIISAGE TECHNOLOGY INC
EMBARCADERO TECHNOLGIES INC	NETWORK ENGINES INC	WARP TECHNOLGOEY HLDGS INC
EMERGE INTERACTIVE INC.	NQL INC	WIPRO LTD ADK
EMTEC INC.	NYFIX INC	WORLDGATE COMM INC
F5 NETWORKS INC	PATIENT INFOSYSTEMS INC

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s compensation plans under which equity securities of the Company are authorized for issuance to employees or non-employees of the Company, including directors of the Company, as of December 31, 2004:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(2)	6,719,181	$16.34	3,838,805	(1)
Equity compensation plans not approved by security holders	116,999	$16.03	126,330
Total	6,836,180	$16.33	3,965,135	(1)

(1)          The amount includes 1,216,803 shares of common stock available for future issuance under the Company’s 1999 Employee Stock Purchase Plan, as amended and restated, and 2,622,002 shares of common stock available for future issuance under the Company’s Restated 1999 Stock Incentive Plan, as amended and restated.

(2)          Under the Company’s Restated 1999 Stock Incentive Plan, as amended and restated, the maximum aggregate number of shares of common stock which may be issued pursuant to all awards under the plan is increased by (i) any shares of common stock that are represented by awards under the Company’s 1995 Stock Incentive Plan which are forfeited, expire or are cancelled without delivery of shares of common stock or which result in the forfeiture of shares of common stock to the Company, and (ii) an annual increase to be added on the first day of the Company’s fiscal year equal to seven percent (7%) of the fully-diluted number of shares of common stock outstanding as of such date or a lesser number of shares of common stock determined by the plan administrator. Starting in 2004, the compensation committee of the Company’s Board of Directors determined to reduce the Company’s net stock option burn rate in a manner consistent with the burn rate of other companies in the software and broad high technology industry. Under the Company’s 1999 Employee Stock Purchase Plan, as amended and restated, subject to adjustment upon changes in capitalization of the Company, the maximum number of shares of common stock which shall be made available for sale under the plan shall be annually increased on the first day of the Company’s fiscal year by an amount equal to the lesser of (i) 250,000 shares, (ii) one percent (1%) of the fully-diluted number of outstanding shares on such date, or (iii) a lesser number of shares determined by the plan administrator.

The following is a description of the material features of the Company’s equity compensation plan that was not approved by the Company’s stockholders:

2000 Non-Officer Employee Stock Incentive Plan

The Company’s Board of Directors adopted the 2000 Non-Officer Employee Stock Incentive Plan (the “Non-Officer Plan”) in June 2000. A maximum of 275,000 shares of common stock is available for issuance under the Non-Officer Plan. The Board of Directors, or a committee designated by the Board of Directors, shall act as the plan administrator for the Non-Officer Plan. The Board of Directors may also authorize one or more officers to grant awards of non-qualified stock options under the Non-Officer Plan and may limit such authority as the Board of Directors determines from time to time. The plan administrator shall determine the provisions, terms and conditions of each award of non-qualified stock options under the Non-Officer Plan, including without limitation vesting of such options. The plan administrator also has the authority, among other things, to select employees to whom awards of non-qualified stock options under the Non-Officer Plan may be granted from time to time, to determine whether and to what extent such awards are granted, and to construe and interpret the terms of the Non-Officer Plan and awards of non-qualified stock options granted pursuant to the Non-Officer Plan. Options currently may be granted under the Non-Officer Plan to employees of the Company and any parent or subsidiary of the Company. Officers and directors may not be granted options under the Non-Officer Plan. The term of each option shall be stated in the applicable option agreement. The exercise price per share of common stock for an option shall be not less than fifty percent (50%) of the fair market value per share on the date of grant unless otherwise determined by the plan administrator. An option may include a provision whereby the participant may elect to exercise any part or all of the option prior to vesting of the option. Any unvested shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or any other restriction the plan administrator determines to be appropriate. Options are transferable in the manner and to the extent determined by the plan administrator. A participant may not exercise an option after the termination of the participant’s employment, director or consulting relationship with the Company or any parent or subsidiary of the Company, except to the extent specified in the applicable option agreement. Where the option agreement permits the exercise of the option following termination of the participant’s employment or other service relationship with the Company or any parent or subsidiary of the Company, the option shall terminate to the extent not exercised on the last day of the specified period or the last day of the term of the option, whichever occurs first. The Non-Officer Plan will continue for a term of ten years from the date of adoption unless sooner terminated. The Board of Directors may amend, suspend or terminate the Non-Officer Plan at any time without approval of the stockholders, except as required by law. However, amendment, suspension or termination of the Non-Officer Plan may not alter or impair any option previously granted under the Non-Officer Plan, unless otherwise mutually agreed in writing between an affected participant and the Company. No option may be granted during any suspension of or after termination of the Non-Officer Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 1, 2005 by:

•       each person or entity known by us to own beneficially more than five percent of our common stock;

•       our chief executive officer, each of the other Named Executive Officers and each of our directors; and

•       all of our executive officers and directors as a group.

The beneficial ownership is calculated based on 20,723,429 shares of our common stock outstanding as of March 1, 2005. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and/or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of capital stock listed as owned by that person. Shares issuable upon the exercise of options that are currently exercisable or become exercisable within sixty days of March 1, 2005 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares of our common stock held by any other individual. The address of each of the executive officers and directors is care of Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

	Number of Shares	Percentage of
	Beneficially	Shares Beneficially
Name and Address of Beneficial Owner	Owned	Owned
Mazama Capital Management, Inc.(1)	3,445,960	16.62%
One SW Columbia Street, Suite 1500 Portland, OR 97258
LeRoy C. Kopp(2)	2,374,048	11.46%
C/o Kopp Investment Advisors, LLC 7701 France Avenue South, Suite 500 Edina, MN 55435
Macrovision Corporation	2,014,458	9.72%
1341 Orleans Drive Sunnyvale, CA 94089
Koninklijke Philips Electronics N. V.	1,933,879	9.33%
Eindhoven
The Netherlands
Bruce Davis(3)	1,192,832	5.76%
Robert Chamness(4)	197,223	*
Paul Gifford(5)	537,940	2.60%
Scott Carr(6)	365,499	1.76%
Reed Stager(7)	323,444	1.56%
Philip Monego, Sr.(8)	400,355	1.93%
Brian J. Grossi(9)	117,237	*
Alty van Luijt(10)	55,000	*
Peter W. Smith(11)	30,889	*
Jim Roth(12)	28,444	*
James T. Richardson(13)	30,889	*
All executive officers and directors as a group (12 persons)(14)	3,379,024	16.31%

*                    Less than 1%.

(1)          The stockholder has sole voting power with regard to 1,921,900 shares of common stock and sole dispositive power with regard to 3,445,760 shares of common stock. Ron Sauer is the natural person at Mazama Capital Management, Inc. with sole voting and/or dispositive power with regard to 3,445,760 shares of common stock. The foregoing information is based solely on the Schedule 13G/A filed on February 14, 2005 by Mazama Capital Management, Inc.

(2)          LeRoy C. Kopp controls Kopp Holding Company, LLC which in turn wholly-owns Kopp Investment Advisors, LLC, an investment advisor registered under the Investment Advisers Act of 1940. Kopp Investment Advisors, LLC has sole voting power over 1,889,648 shares of common stock and sole dispositive power with regard to 950,000 shares of common stock and shared dispositive power with regard to 1,190,048 shares of common stock. LeRoy C. Kopp has sole voting and dispositive power with regard to 235,000 shares of common stock. The foregoing information is based solely on the Schedule 13G/A filed on January 21, 2005 by Kopp Investment Advisors, LLC, Kopp Holding Company, LLC, and LeRoy C. Kopp.

(3)          Includes options for 1,017,797 shares of common stock exercisable within 60 days of March 1, 2005 and 7,950 shares of common stock held in trust for minor children.

(4)          Includes options for 150,223 shares of common stock exercisable within 60 days of March 1, 2005.

(5)          Includes options for 537,940 shares of common stock exercisable within 60 days of March 1, 2005.

(6)          Includes options for 299,499 shares of common stock exercisable within 60 days of March 1, 2005.

(7)          Includes options for 290,444 shares of common stock exercisable within 60 days of March 1, 2005.

(8)          Includes options for 168,500 shares of common stock exercisable within 60 days of March 1, 2005 and 3,250 shares of common stock held by Mr. Monego’s spouse.

(9)          Includes options for 78,500 shares of common stock exercisable within 60 days of March 1, 2005.

(10)   Consists entirely of options to purchase 55,000 shares of common stock exercisable within 60 days of March 1, 2005.

(11)   Consists entirely of options to purchase 30,889 shares of common stock exercisable within 60 days of March 1, 2005.

(12)   Consists entirely of options to purchase 28,444 shares of common stock exercisable within 60 days of March 1, 2005.

(13)   Consists entirely of options to purchase 38,889 shares of common stock exercisable within 60 days of March 1, 2005.

(14)   Includes options for 2,740,397 shares of common stock exercisable within 60 days of March 1, 2005.

REPORT OF THE NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

We have a nominating committee of the Board of Directors (the “Nominating Committee”) which has responsibility for optimizing the composition, competence and integrity of the Board of Directors and its committees by searching for and recommending individuals for election to the Board of Directors, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The Nominating Committee’s role includes responsibility for development of the Board of Directors, including the need to attract and elect independent members of the Board of Directors with expertise in areas supportive of and consistent with the strategic initiatives of the Company. The Nominating Committee is directly responsible for identifying, screening and recruiting individuals qualified to become members of the Board of Directors. The Nominating Committee is comprised of outside, independent, non-employee members of the Board of Directors.

In February 2004, the Nominating Committee proposed and the Board of Directors adopted the “Policy on Director Nominations, Communications with Shareholders, Attendance at the Annual Meeting, and Provision of Certain Company Information”. In summary, this policy (which is part of the Nominating Committee Charter attached to the 2004 Proxy Statement) provides that:

•       The Nominating Committee welcomes and encourages recommendations of director candidates from Digimarc’s stockholders, and will consider any director candidates recommended by stockholders of the Company, provided the information regarding director candidates who are recommended by stockholders is submitted to the Nominating Committee in compliance with the terms of its policy.

•       Director candidate nominations from stockholders may be submitted at any time, but they must be provided in writing, include prescribed information, and be sent to the Secretary of the Company, at the address of the Company’s principal executive offices.

•       The Nominating Committee will respond promptly, and in any event, within 60 days of the submission to the Nominating Committee. Interim inquiries with respect to status and timing can be submitted to the Secretary of the Company by phone or electronically.

•       The Nominating Committee shall consider a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board of Directors. In evaluating nominees, the Nominating Committee will consider a candidate’s independence, character, and acumen and may, if appropriate, establish areas of core competency of the Board of Directors. High personal and professional ethics, integrity and values are important attributes, as are good judgment, sound business experience, and a demonstrated commitment to representing the long-term interests of stockholders. An inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom, and mature judgment are also valued.

•       The Nominating Committee will also review from time to time the skills and characteristics necessary and appropriate for directors in the context of the current composition of the Board of Directors, including such factors as business experience, domestic or international background and experience, diversity and diverse perspective, knowledge or experience in areas such as technology, systems integration, operations, finance or marketing, and other skills that would enhance the effectiveness of the Board of Directors. The Nominating Committee will also consider that a majority of Board of Directors must be “independent” pursuant to Marketplace Rule 4200 of the National Association of Securities Dealers, Inc., and as such, the overall composition of the Board of Directors is also a consideration.

•       Directors are expected to devote sufficient time to carry out their duties and responsibilities effectively, ensure that other existing and planned future commitments do not materially interfere with his/her service as a director, and attend at least 75% of all Board of Directors and applicable committee meetings.

•       The Nominating Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, vetting those candidates against the factors described above, conducting background and reference checks, conducting interviews with candidates, meeting to consider and approve final candidates and, as appropriate, preparing and presenting to the Board of Directors an analysis with regard to a candidate. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Process for Stockholders to Send Information to the Board of Directors

The Board of Directors solicits and encourages all forms of information to be provided to the Board of Directors and/or its members. All such communications shall be in written form, addressed to the Board of Directors or to one or more individual members of the Board of Directors, and sent care of the Secretary of the Company, at the address of the Company’s principal executive offices or via fax to (503) 469-4771. The Secretary of the Company shall promptly provide all such communication to the applicable member(s) of the Board of Directors or the entire Board of Directors.

Policy Regarding Board Member Attendance At Annual Meetings

The policy of the Board of Directors with regard to attendance by members of the Board of Directors at annual meetings is to encourage attendance at such annual meetings. Candidates for election to the Board of Directors should exercise their best efforts to attend the annual meeting. Messrs. Davis and Richardson attended the 2004 annual meeting of stockholders.

Submitted by the Nominating Committee of the Company’s Board of Directors:

Philip J. Monego, Sr.
Brian J. Grossi
Peter W. Smith

REPORT OF THE CORPORATE GOVERNANCE COMMITTEE
OF THE BOARD OF DIRECTORS

We have a corporate governance committee of the Board of Directors (the “Corporate Governance Committee”) which has responsibility for overseeing the quality and integrity of the corporate governance practices of the Company, and such other duties and functions as directed by the Board of Directors from time to time or as are consistent with its charter, the Company’s Amended and Restated Bylaws, as amended, and governing law, rules and regulations. The Corporate Governance Committee’s role includes the review, monitoring, and general oversight regarding corporate policies and procedures involving corporate governance and compliance with significant legal, ethical, and regulatory requirements. The Corporate Governance Committee is directly responsible for oversight of the Company’s corporate and other compliance programs. This oversight responsibility includes monitoring compliance with the Sarbanes-Oxley Act of 2002. The Corporate Governance Committee also oversees the structure and evaluation of the Board of Directors and its committees, and the development, monitoring, and enforcement of the corporate governance principles applicable to the Company. The Corporate Governance Committee also serves as our Qualified Legal Compliance Committee. The Corporate Governance Committee is comprised of independent, non-employee members of the Board of Directors.

The Corporate Governance Committee and the Board of Directors adopted a set of Corporate Governance Guidelines, attached to the 2004 Proxy Statement as Exhibit E. These Corporate Governance Guidelines are intended to provide a framework for the Board of Directors to assist in the governance and oversight of the affairs of the Company. Among other things, the Corporate Governance Guidelines provide that directors are expected, through participation as a member of the Board of Directors and its assigned committees, to:

•       Exercise their business judgment in what they reasonably believe to be in the best interests of the Company and its stockholders.

•       Prepare for, attend and participate in Board of Directors and applicable committee meetings to the maximum extent possible, and perform as appropriate general oversight responsibilities in a number of specific areas, including evaluating management performance, operating results, strategic direction, and risks and their mitigation.

•       Oversee the performance, qualifications and selection of members of the Board of Directors and its committees.

•       Assure the independence of the members of the audit, compensation, corporate governance, and nominating committees of the Board of Directors.

•       Meet in executive session at regular intervals without the attendance or participation of management.

•       Schedule meetings on a regular basis, participate in the setting of the agenda, and receive and evaluate appropriate information in advance of the meeting.

•       Have full and free access to senior management and any other employees of the Company, with or without senior management present.

•       Oversee the Company’s ethics programs, ethics hotline, and programs to prevent violations of policies involving conflicts of interest, loans to officers and employees, insider trading, blackout periods, and other compliance policies.

•       Establish procedures for confidential or anonymous reporting by anyone who has a concern about the Company’s financial conduct or about its accounting, internal accounting controls or auditing matters, or about its policies and procedures involving corporate reporting and compliance directly to the independent directors or applicable committees.

•       Enforce the prohibition against the Company or any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

In furtherance of the Company’s commitment to upholding the highest legal and ethical conduct in fulfilling its responsibilities, the Board of Directors adopted three codes of ethics and business conduct. In particular, Digimarc adopted:

•       A Code of Business Conduct, attached to the 2004 Proxy Statement as Exhibit F. The Code of Business Conduct applies to all employees of Digimarc and its subsidiaries, as well as to directors, temporary contractors, and other independent contractors or consultants when engaged by or otherwise representing Digimarc or its interests, and sets forth internal policies and guidelines designed to support and encourage ethical conduct and compliance with the laws, rules and regulations that govern the Company’s business operations.

•       A Code of Ethics for Financial Personnel, attached to the 2004 Proxy Statement as Exhibit G. The Code of Ethics applies to the principal executive officer and principal financial officer of Digimarc and its subsidiaries and all professionals worldwide serving in finance, accounting, treasury, tax or investor relations roles.

•       Standards of Professional Conduct for Legal Personnel, attached to the 2004 Proxy Statement as Exhibit H. These Standards of Professional Conduct apply to all lawyers who perform services for the Company, and require lawyers to report evidence of any material violation of law either to the Company’s Qualified Legal Compliance Committee or “up the corporate ladder” until the attorney receives an appropriate response.

The Corporate Governance Committee and the Audit Committee monitor compliance with the Code of Business Conduct, the Code of Ethics for Financial Personnel, the Standards of Professional Conduct for Legal Personnel, and other internal policies and guidelines. This includes overseeing the Company’s Ethics Program, which includes a comprehensive and anonymous Internet and telephone-based reporting tool that assists management and employees to work together to address complaints regarding accounting, internal audit controls and fraud, and investigating complaints, when appropriate information is brought to the attention of the particular committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investors’ Rights Agreements

On October 20, 2000, the Company entered into a Strategic Investment Agreement with Macrovision Corporation. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act of 1933, as amended, for the purpose of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to acquisitions by the Company, employee benefit plans and corporate reorganizations), we must give Macrovision 30 days’ prior notice of registration and include a portion of its shares of common stock in the registration. Additionally, upon written demand of Macrovision, we will be required to file a registration statement on Form S-3 or any similar short-form registration statement if requested to do so by Macrovision, provided that the aggregate offering price for the securities to be sold is more than $1,000,000. Furthermore, we are only required to effect two demand registrations on Form S-3 within any 12-month period. Macrovision cannot demand that we file a registration statement prior to the date 180 days following the effective date of any registration statement filed by us.

On October 20, 2000, the Company entered into a Strategic Investment Agreement with Koninklijke Philips Electronics N.V. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act of 1933, as amended, for the purpose of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to acquisitions by the Company, employee benefit plans and corporate reorganizations), we must give Philips 30 days’ prior notice of registration and include a portion of its shares of common stock in the registration. Additionally, upon written demand of Philips, we will be required to file a registration statement on Form S-3 or any similar short-form registration statement if requested to do so by Philips, provided that the aggregate offering price for the securities to be sold is more than $1,000,000. Furthermore, we are only required to effect two demand registrations on Form S-3 within any 12-month period. Philips cannot demand that we file a registration statement prior to the date 180 days following the effective date of any registration statement filed by us.

All expenses in effecting these registrations will be borne by us, excluding underwriting discounts, selling commissions and stock transfer taxes, which shall be borne proportionately by the holders of the securities that have been registered. These registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the registration. We have agreed to indemnify each of Macrovision and Philips with respect to these registration rights, and each of Macrovision and Philips has agreed to indemnify us, against liabilities under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other applicable federal or state law.

Transactions with Directors and Executive Officers

Under Section 145 of the General Corporation Law of the State of Delaware, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. Section 7 of the Company’s Second Amended and Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no directors of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Article IX of the Company’s Amended and Restated Bylaws, as amended, also provides for mandatory indemnification of its directors, officers, employees and agents to the fullest extent permissible under General Corporation Law of the State of Delaware. Delaware law provides that directors of a company will not be personally liable to the company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the company or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions or (d) any transaction from which the directors derived an improper personal benefit. The Amended and Restated Bylaws, as amended, further provide that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Company. Responsibility for determinations with respect to such indemnification will be made by the Company’s Board of Directors.

The Company has entered into an agreement with each of its directors and executive officers that requires the Company to indemnify such persons against any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, and any federal state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payment under such agreement, paid or incurred in connection with investigating, defending, being a witness in, or participating in, or preparing for any of the foregoing in, any proceeding relating to any event or occurrence by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company in certain capacities. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The Company also has obtained a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

All related party transactions between the Company and its officers, directors, principal stockholders and affiliates will be reviewed, considered, and approved, rejected or qualified by the corporate governance committee, a committee of the Board of Directors, the membership of which is a majority of the disinterested, non-employee directors on the Board of Directors. The corporate governance committee has determined, as a general rule, that transactions between the Company and its officers, directors, principal stockholders and affiliates should be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Effective July 16, 2001, the Company and Bruce Davis entered into an employment agreement. Consistent with its charter, the compensation committee annually reviews and determines the compensation of the Chief Executive Officer (and other executive officers). The compensation committee is not restricted from setting the base and bonus amounts for the Chief Executive Officer at levels higher than those set forth in Mr. Davis’s employment agreement. Since the date of the employment agreement, the Company’s compensation arrangement with Mr. Davis has evolved and, over time, the compensation committee has determined to increase the amount of base compensation and the percentage amount of Mr. Davis’s target bonus. The Report of the compensation committee details the amount and rationale of Mr. Davis’s compensation in 2004.

The Company amended its existing license agreements with Koninklijke Philips Electronics N.V. (“Philips”) in October 2002 and entered into an additional license agreement in June of 2004. Philips beneficially owns more than five percent of the Company’s common stock. At the time of this transaction and the amendment, Alty van Luijt was both a director of Digimarc and the senior vice president with a unit of Koninklijke Philips Electronics N.V. The amendments to the license agreements and the new license agreement were reviewed and approved by an independent committee of disinterested non-employee directors of the Company and were determined to be fair and commercially reasonable as to their terms and conditions and to be in the best interests of the Company. The material economic terms of the amended license agreements and the new license agreement include market-based royalty rates, annual minimums, field of use, and similar scope and economic terms. The Company believes that its license agreements, as amended, with Philips are immaterial to the Company as a whole. The Company enters into licensing agreements with various third parties, including Philips, in connection with its intellectual property in the ordinary course of its business. The Company’s license agreements with Philips have not generated material revenue to date for the Company. For example, in 2004 well under 1% of the Company’s total revenue was received from Philips pursuant to the license agreements. The terms of the amendments and the new license agreement are no more advantageous than those the Company would normally negotiate with other independent third parties and do not afford Philips a competitive advantage over other licensees.

Digimarc and Indraneel Paul, one of our former executive officers, entered into two loans in 2002 in connection with Mr. Paul’s relocation to facilities located in Massachusetts. With regard to such loans, the first loan was entered into on July 1, 2002, is in the principal amount of $100,000, has an interest rate of 6.75 percent per year, and is not due and payable to the Company until June 30, 2006, absent termination “for cause”, in which case the loan shall accelerate. As of March 31, 2005, an outstanding balance of principal and accrued interest in the amount of $110,624 remained outstanding and unpaid under such loan. Under the terms of the second loan, repayment of the principal amount of $260,000, and interest at a rate of 4.99 percent per year, was to be forgiven on a pro-rata basis over a term of four years from July 1, 2002, provided Mr. Paul remained our full-time employee. In addition, cash payments were made to Mr. Paul to offset state and federal taxes associated with the forgiveness of the loan. The loan was to be forgiven in full if Mr. Paul is terminated for any reason other than “just cause,” provided, however, that if Mr. Paul voluntarily left his employment for any reason, or if Mr. Paul was terminated “for cause,” then the outstanding balance of the loan would accelerate and he would be responsible for paying the outstanding principal balance, plus any interest that was accrued and unpaid, in full, within 90 days of the date of his departure. As of December 31, 2004, $41,905 had been forgiven to Mr. Paul and $20,921 paid to Mr. Paul to offset state and federal taxes pursuant to such loan. As of March 31, 2005, an outstanding balance of principal and accrued interest in the amount of $168,514 remained outstanding and unpaid under such loan. Mr. Paul departed from the Company effective July 30, 2004.

On December 16, 2004, the Financial Accounting Standards Board issued Statement No. 123(R) Share-Based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. On December 21, 2004, the audit, compensation and corporate governance committees of the Board of Directors of the Company approved the acceleration of vesting of the Company’s outstanding stock options with option exercise prices greater than $15.00. This price was selected because it was higher (i) than the price at which the Company’s common stock had traded during the period prior to the announcement of the restatement of prior financial results, (ii) the average trading price of the Company’s common stock for the previous two years, and (iii) the purchase price per share of the Company’s common stock sold in the Company’s private placement in August 2003. The acceleration applied to all options outstanding under the Company’s Restated 1999 Stock Incentive Plan and 2000 Non-Officer Employee Stock Incentive Plan that would not have otherwise vested in full by June 30, 2005 in accordance with their terms. The effective date of the vesting acceleration was December 31, 2004. Options to purchase 310,057 shares of the Company’s common stock, or 4.53.% of the total number of options of the Company outstanding as of December 31, 2004 with remaining vesting schedules, were subject to the acceleration. The calculated value of these options is estimated to be approximately $3,700,000. Of the 310,057 options, approximately 50,000 options are held by the Company’s executive officers. The Named Executive Officers held the following number of options subject to such acceleration as of December 31, 2004: Mr. Davis—19,587 options; Mr. Gifford—8,778 options; Mr. Chamness—12,728 options; Mr. Stager—4,448 options; and Mr. Carr—4,331 options. Other than the Company’s chairman and chief executive officer, no director of the Company holds any options subject to the acceleration. Accelerating the vesting of the Company’s options prior to the time at which these new accounting changes become effective accelerates the recognition of any remaining expense associated with these options, but the Company is only required to report the recognition of the remaining expenses associated with these options in the footnotes to the Company’s financial statements.

On February 23, 2005, the compensation committee of the Board of Directors approved the form of the restricted stock agreement to be used in connection with restricted stock awards to be granted to officers of the Company under the terms of the Company’s Restated 1999 Stock Incentive Plan, as amended and restated on April 17, 2003. The compensation committee adopted a form of restricted stock agreement to be used in connection with such restricted stock awards. The agreement provides, among other things, that the shares will vest in full upon the termination of the officer’s employment without cause or the officer’s resignation for good reason following a change in control as defined in the agreement. Notwithstanding the foregoing, the plan administrator has discretionary authority, among other things, to determine the terms and conditions of any award granted under the Restated 1999 Stock Incentive Plan. A copy of the agreement was previously filed by the Company with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Form 8-K filed on March 1, 2005. The compensation committee approved the following grants of restricted stock awards to certain of its named executive officers effective March 1, 2005: Bruce Davis—116,000 shares; Michael McConnell—47,000 shares; Robert Chamness—47,000 shares; Scott Carr—30,000 shares; and Reed Stager—30,000 shares. One-quarter of the restricted shares granted to these executive officers will vest each December 31 beginning on December 31, 2005.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in beneficial ownership of common stock and other equity securities of the Company with the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

•       To our knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from certain Reporting Persons, during the year ended December 31, 2004, all of the Reporting Persons complied with applicable Section 16(a) filing requirements.

Submitted by the Corporate Governance Committee of the Company’s Board of Directors:

Peter W. Smith

James T. Richardson

Jim Roth

ADDITIONAL MATTERS

Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.   For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor to the Secretary of the Company. To be timely for the 2006 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company no earlier than January 16, 2006 and no later than February 15, 2006.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.   Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company not later than December 2, 2005 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

Discretionary Authority.   The proxies to be solicited by the Company through its Board of Directors for the 2006 Annual Meeting of Stockholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if the Company fails to receive notice of such stockholder’s proposal for the meeting by February 15, 2006.

Form 10-K

A copy of our Annual Report to Stockholders for the year ended December 31, 2004 accompanies this Proxy Statement. We will provide, without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2004. Written requests should be mailed to Robert P. Chamness, Secretary, Digimarc Corporation, 9405 S.W. Gemini Drive, Beaverton, Oregon 97008.

Other Materials

All materials filed by us with the Securities and Exchange Commission can be obtained at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

Other Business

The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. We urge you to promptly execute and return the accompanying proxy in the envelope, which has been enclosed for your convenience. Stockholders who are present at the Annual Meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors,

Bruce Davis
Chief Executive Officer
Beaverton, Oregon
April 15, 2005

PROXY

DIGIMARC CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Bruce Davis and Michael McConnell, and each of them, his true and lawful attorneys-in-fact and agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Digimarc Corporation to be held at Digimarc Corporation’s headquarters located at 9405 SW Gemini Drive, Beaverton, OR 97008 on Thursday, May 12, 2005 at 9:00 a.m. local time, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for the nominees to the board of directors named in Proposal No. 1 and for the ratification of KPMG LLP as the independent auditors of Digimarc Corporation in Proposal No. 2 and as the proxy holder may determine in his discretion with regard to any other matter properly brought before the Annual Meeting.

1. ELECTION OF DIRECTORS:

☐	FOR the nominees listed below (except as indicated)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Bruce Davis	Brian Grossi	James Richardson

The Board of Directors recommends a vote FOR the nominees named above. If you wish to withhold authority to vote for any nominee, strike a line through such nominee’s name listed above.

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF DIGIMARC CORPORATION  FOR THE YEAR ENDING DECEMBER 31, 2005:

☐	FOR	☐	AGAINST	☐	ABSTAIN

The Board of Directors recommends a vote FOR Proposal No. 2.

DATED:	, 2005

(Signature)

(Signature)

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.